EXHIBIT 10(al)
                                                                  --------------

                             MEMORANDUM OF AGREEMENT

                                     Between

                                SPIRE CORPORATION
                         Bedford, Massachusetts, U.S.A.

                                       And
                               UNI-CHEM CO., LTD.
                                  Seoul, Korea

This Memorandum of Agreement ("MOA") entered into this 26th day of August 2009 by and between Spire Corporation, a Massachusetts corporation with its principal place of business located at One Patriots Park, Bedford, Massachusetts, 01730-2396 U.S.A. ("Spire") and Uni-CHEM Co., Ltd., a Korean corporation with its principal place of business located at 7 Floor, SAMWOO Building, 50-12 Bangpo-Dong, Seocho-Gu, Seoul, Korea ("Uni-CHEM"; jointly referred to as the "Parties," singly as "Party") for the purpose of developing, for their joint and individual benefit, the design and construction of a turnkey photovoltaic ("PV") cell line and module line facility.

To this end, the Parties mutually acknowledge their sufficient legal capacity for the execution of this MOA to memorialize such intentions as set forth herein in the advent of detailed and definitive agreements into which the Parties propose to enter in due course.

                                     Part I

     1. The Parties shall enter into and execute binding Purchase and Sale Agreements each for a 60MW cell line for 156mm Multi Crystalline Solar Cells, a 50MW module line, and a Utilities & Infrastructure Supply for the Cell and Module Lines ("Purchase and Sale Agreements"). Additionally the Parties shall enter into a Project Management Consulting Services Agreement for the management of the Module line, Cell line, and related utility and infrastructure.

     2. The Parties shall enter into and execute a binding agreement for Spire to provide factory operation management services ("Services Agreement") for the operation of a facility for housing the cell line and module line discussed herein, to be located in the Hudson, NH, United States.

     3. Spire's delivery target for the module line as well as for the cell line shall be within a mutually agreed time period, subject to confirmed delivery schedules by the Original Equipment Manufacturers ("OEMs").

                                     Part II

     1. Uni-CHEM shall pay to Spire a non-refundable Initial Down Payment of USD Two Million US Dollars (US$2,000,000) ("Initial Down Payment") on or before September 10th, 2009.

     2. The Initial Down Payment shall be credited towards the total amount owed on the Purchase and Sales Agreement for the 50MW Module line, contingent upon, however, the successful completion of ALL of the following:

          a. Execution of the Purchase and Sale Agreement for the 60MW Cell Line; and
          b. Execution of the Purchase and Sale Agreement for the 50MW Module Line; and
          c.   Execution of the Services Agreement; and
          d. Spire's receipt of the first scheduled payment from each of the above-mentioned agreements on or before October 20th, 2009.

     3. Termination. In the event that any one or all of the above-mentioned agreements is terminated by either Party for any reason, then all of the agreements, including this MOA, shall also be concurrently terminated by that same action.

     4. The Parties understand and acknowledge that the Agreements entered into on August 26th, 2009 for the module line, cell line, and the utility and infrastructure agreements are contingent upon certain technology and project execution assumptions, as defined by Spire. The Parties acknowledge that, based upon further discussions regarding the subject Projects, certain (non-substantive) contractual modifications, including but not limited to pricing, may be required. In the event that such contractual modifications become necessary, the Parties commit to cooperating with each other in good faith towards finalizing mutually satisfactory revised conditions.

                                    Part III

     1. Spire, in the course of its systems integration business, has requirements for high quality PV modules. During the execution of such systems integration business, Spire intends to procure high quality and competitively priced modules. As such, Spire and Uni-CHEM shall enter into discussions to further their mutual cooperation into other areas of the solar market.

     2. The Parties shall remain bound by the terms of the Non-Disclosure Agreement entered into on June 11, 2009.

                                     Part V

     1. The Parties agree that all press releases that pertain to this MOA, any purchase and sale agreement between the Parties, or any other agreement between the Parties shall be expressly mutually agreed upon by the Parties in advance of any such potential press release.

     2. Neither Party shall issue a press release about any agreement or other relationship between the Parties unless and until the Parties expressly and mutually agree on such a press release.


This Memorandum of Agreement shall terminate ninety (90) days from the date first written above, unless extended jointly by the Parties in writing.

IN WITNESS WHEREOF, the Parties hereto have set their respective hands and seals signifying their concurrence with, and endorsement of, the foregoing in a number of counterpart copies, each of which shall be deemed to be an original for all purposes and effective upon the date first written above.


Spire Corporation                          Uni-CHEM Co., Ltd.

By:     /s/ Rodger W. LaFavre              By:     /s/ Hochan Lee
        --------------------------                 --------------------------

Name:   Rodger W. LaFavre                  Name:   Hochan Lee

Title:  Chief Operating Officer            Title:  Chairman

Date:   August 26, 2009                    Date:   August 26, 2009